Universal Technical Institute, Inc.

Deferred Compensation Plan

Effective Date
April 1, 2010

ARTICLE I
Establishment and Purpose

Universal Technical Institute, Inc. (the “Company”) hereby establishes the Universal Technical Institute, Inc. Deferred Compensation Plan (the “Plan”), effective April 1, 2010.

The purpose of the Plan is to attract and retain key employees and non-employee Directors by providing Participants with an opportunity to defer receipt of a portion of their salary, annual bonus, Directors’ fees, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by each Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees, non-employee Directors and their beneficiaries. The Plan is unfunded for federal tax purposes, and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer, and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors, until such amounts are distributed to the Participants.

This Plan shall consist of two plans, one for the benefit of a select group of management and highly compensated employees of the Adopting Employers as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and one for the benefit of Directors. To the extent required by law, the terms of this Plan applicable to Directors shall also constitute a separate written plan document, with its terms set forth in the applicable portions of this Plan.

ARTICLE II
Definitions

2.1	Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant, and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Adopting Employer. Adopting Employer means an Affiliate of the Company who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4	Affiliate. Affiliate of an Employer means any corporation, trade or business that, together with such Employer, is treated as a single employer under Code Section 414(b) or (c).

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled upon the death of a Participant in accordance with the provisions of the Plan.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. Change in Control means: (a) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person or group of related persons under Section 13(d) of the Exchange Act (“Group”); (b) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (c) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (d) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; or (e) the completion of a merger or consolidation of the Company with another entity in which holders of the Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction. Notwithstanding the foregoing, in no event will a Change in Control be deemed to have occurred as a result of an initial public offering of the Stock. Also, notwithstanding anything to the contrary herein, the fact that a transaction or event is defined as a Change of Control for purposes of this Agreement shall not evidence or infer that the transaction or event constitutes a change of control for purposes of determining the duties of the Company’s Board of Directors under Delaware corporate law.

2.8	Change in Control Benefit. Change in Control Benefit means the benefit payable in a single lump sum under the Plan in the event a Participant experiences a Separation from Service within 2 years of a Change in Control, as provided in Section 6.1 of the Plan.

2.9	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.10	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.11	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.12	Committee. Committee means the committee appointed by the Compensation Committee to administer the Plan. If no designation is made, the Chief Executive Officer of the Company, or his or her delegate, shall have and exercise the powers of the Committee.

2.13	Company. Company means Universal Technical Institute, Inc.

2.14	Compensation. Compensation means a Participant’s base salary, annual management and/or leadership incentive bonus, Directors’ Fees and such other cash compensation (if any) approved by the Committee as Compensation that may be deferred at the election of a Participant under this Plan. Compensation shall not include (i) spot bonuses, retention bonuses or other forms of non-annual bonuses or (ii) any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A. Nothing in this Section 2.14 shall preclude an Employer from providing non-annual bonuses (including, without limitation, spot bonuses or retention bonuses) in the form of deferred awards as described in Section 4.2(f).

2.15	Compensation Committee. Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

2.16	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (a) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (b) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 75% of their base salary, and up to 100% of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.17	Death Benefit. Death Benefit means the benefit payable in a single lump sum under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.18	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals. Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings.

2.19	Director. Director means a non-Employee member of the Board of Directors of the Company.

2.20	Directors’ Fees. Directors’ Fees means all cash compensation paid by the Company to Directors, including any cash retainer fees and meeting fees for attendance at Board of Directors’ meetings and/or work on committees.

2.21	Disability Benefit. Disability Benefit means the benefit payable in a single lump sum to a Participant in the event such Participant is determined to be Disabled as provided in Section 6.1 of the Plan.

2.22	Disabled. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A, provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration.

2.23	Discretionary Contribution. Discretionary Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Discretionary Contributions are credited at the sole discretion of the Participating Employer, and the fact that a Discretionary Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Discretionary Contributions in subsequent years. Unless the context clearly indicates otherwise, a reference to a Discretionary Contribution shall include Earnings attributable to such a contribution.

2.24	Earnings. Earnings means a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.

2.25	Effective Date. Effective Date means April 1, 2010.

2.26	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion who meets eligibility requirements set by the Participating Employer for participation in the Plan. Eligible Employee also means a Director for purposes of this Plan.

2.27	Employee. Employee means a common-law employee of an Employer.

2.28	Employer. Employer means, with respect to Employees it employs, the Company or any Adopting Employer. With respect to Directors, the Employer shall be the Company.

2.29	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.30	Exchange Act. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

2.31	Matching Contribution. Matching Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with Article V of the Plan. Unless the context clearly indicates otherwise, a reference to a Matching Contribution shall include Earnings attributable to such a contribution.

2.32	Participant. Participant means a Director or Eligible Employee who: (a) has received written notification of his or her eligibility to defer Compensation under the Plan, and (b) submits a Compensation Deferral Agreement pursuant to Article IV of the Plan. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.33	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.34	Payment Schedule. Payment Schedule means the date as of which payment of one or more Accounts under the Plan will commence and the form in which payment of such Account(s) will be made.

2.35	Performance-Based Compensation. Performance-Based Compensation means any incentive bonus or other compensation amount to the extent that it is: (a) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria, (b) not readily ascertainable at the time the deferral election is made, and (c) based on services performed over a period of at least 12 months. For this purpose, performance criteria are “pre-established” if they are established in writing no later than 90 days after the commencement of the service period to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether compensation is Performance Based Compensation shall be made in compliance with Treasury Regulations Section 1.409A-(1)(e).

2.36	Plan. Generally, the term Plan means the “Universal Technical Institute, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treasury Regulations Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.37	Plan Year. For the first year, Plan Year means a period beginning on April 1, 2010 and ending on December 31, 2010, and for each subsequent year, a period beginning on January 1 and ending on December 31 of the same calendar year.

2.38	Separation from Service. With respect to a Service Provider who is an Employee, Separation from Service means either (i) termination of the Employee’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Employee provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Employee provided to the Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). For purposes of determining whether a Separation from Service has occurred, the definition of “Affiliate” shall be modified by substituting 50% for 80% each place it appears in Code Section 1563(a)(1), (2) and (3), for purposes of Code Section 414(b) (as modified by Code Section 415(h)), and each place it appears in Treasury Regulations Section 1.414(c)-2, for purposes of Code Section 414(c).

The Employee’s employment relationship is treated as continuing while the Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Employee’s period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A.

With respect to a Service Provider who is a Director, the term “Separation from Service” means that he or she has ceased to be a member of the Board.

For purposes of the Plan, if a Participant performs services for the Company or an Affiliate in more than one capacity (i.e., as an Employee and as a Director or an independent contractor), the Participant must have a Separation from Service in all capacities (i.e. as an Employee, as a Director and as an independent contractor) to have a Separation from Service.

2.39	Separation from Service Account. Separation from Service Account means an Account established by the Committee to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, or unless a Participating Employer has credited a Discretionary Contribution or a Matching Contribution to a Specified Date Account, all Deferrals, Matching Contributions and Discretionary Contributions shall be allocated to a Separation from Service Account on behalf of the Participant.

2.40	Separation from Service Benefit. Separation from Service Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.41	Service Provider. Service Provider means a Participant or any other “service provider,” as defined in Treasury Regulations Section 1.409A-1(f).

2.42	Service Recipient. Service Recipient means, with respect to a Participant, the Employer and all Affiliates.

2.43	Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or “Short-Term Account” or such other name as established by the Committee without affecting the meaning thereof.

2.44	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.45	Specified Employee. Specified Employee means certain officers and highly compensated employees of the Company as defined in Treasury Regulations Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any Plan Year shall be September 1.

2.46	Stock. Stock means the common stock of the Company.

2.47	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treasury Regulations Section 1.409A-1(d).

2.48	Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.49	Valuation Date. Valuation Date means each Business Day.

2.50	Year of Service. Year of Service means each 12-month period of continuous service with the Employer.

ARTICLE III
Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Employee shall become a Participant upon the earlier to occur of (a) a credit of Discretionary Contributions or Matching Contributions on behalf of such Eligible Employee, or (b) such Eligible Employee’s receipt of notification of eligibility to participate.

3.2	Duration. A Participant shall continue to be eligible to make Deferrals of Compensation and receive allocations of Matching Contributions or Discretionary Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or until the Committee in its discretion decides the Participant no longer is entitled to participate in the Plan. A Participant who ceases to be an Eligible Employee or who no longer is entitled to participate in the Plan but who has not Separated from Service or otherwise qualified for and received (or has had a Beneficiary receive) a complete distribution of his or her Account Balance from the Plan, shall not make further deferrals of Compensation effective as of the first day of the Plan Year following the Plan Year in which the Participant ceases to be an Eligible Employee. Such individual may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero, and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3	Reemployment. If a former Eligible Employee is rehired by an Employer and is again selected as eligible to participate in the Plan, he or she shall reenter the Plan on the first day of any Plan Year commencing after the date he or she is selected in accordance with the provisions of Section 3.1. If such individual meets the requirements of Treasury Regulations Section 1.409A-2(a)(7) as of such reentry date, he or she will be treated as initially eligible to participate in the Plan for purposes of Section 4.2(a). Such Eligible Employee’s reentry into the Plan shall have no impact on any distributions that have been made or are being made in accordance with Article VI. Any amounts previously forfeited from the Participant’s Accounts pursuant to this Plan shall not be restored or reinstated upon the Participant’s subsequent reentry into the Plan.

3.4	Adoption by Affiliates. An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan and thereby become an Adopting Employer. An Affiliate of the Company may become an Adopting Employer only with the approval of the Board of Directors or its designee. By adopting this Plan, the Adopting Employer shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by this Plan, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Committee the power and responsibility to administer this Plan with respect to the Adopting Employer’s Employees, and delegated to the Company the full power to amend or terminate this Plan with respect to the Adopting Employer’s Employees.

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally.

(a)	A Participant may elect to make Deferrals of Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may accept or reject any Compensation Deferral Agreement and may modify it as necessary to comply with Section 2.14 prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)	The Participant shall specify on his or her Compensation Deferral Agreement the amount of the Deferral for the Plan Year, and whether to allocate the Deferral to a Separation from Service Account or to a Specified Date Account (or both). If no allocation is indicated, or if an invalid allocation is made (such as the allocation of the Deferral of an unvested or partially vested amount of Compensation to a Specified Date Account with a distribution date that pre-dates the vesting date or a Deferral allocated to a Specified Date account with a distribution date occurring in the same calendar year as the Plan Year to which the Deferral election refers), the Deferral shall be allocated to the Separation from Service Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be in a single lump sum at Separation from Service.

(c)	Participants may also elect to defer an additional amount of base salary equal to the amount of any “corrective distribution” received during a Plan Year from the Company’s 401(k) plan as a result of ADP/ACP testing. Unless otherwise determined by the Committee during the applicable enrollment period described in Section 4.2, the Deferral amount under this Section 4.1(c) shall be deducted in substantially equal installments from remaining payments of base salary during the Plan Year in which the “corrective distribution” is made.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)	First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she shall have up to 30 days following the date on which he or she becomes eligible to participate in the Plan to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such Plan Year. A completed Compensation Deferral Agreement described in this paragraph shall become irrevocable upon the end of such 30-day period, except as otherwise provided in this Section 4.2. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulations Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31st of the calendar year prior to the calendar year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation no later than December 31st of the calendar year prior to the calendar year in which such Compensation is earned.

(c)	Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)	the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the date on which the deadline for filing such election occurs. The Committee shall determine the deadline for filing such an election in compliance with Code Section 409A. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or Disability prior to the satisfaction of the performance criteria, will be void.

(d)	Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treasury Regulations Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence.

(e)	Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treasury Regulations Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treasury Regulations Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)	Employer Awards. Participating Employers may unilaterally provide for deferrals of Employer awards prior to the date of such awards. Deferrals of Employer awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation and made in accordance with the requirements of Code Section 409A.

(g)	“Evergreen” Deferral Elections. Deferral elections under the Plan are effective for a single Plan Year; new elections must be made in order to defer Compensation during the following Plan Year. However, the Committee, in its discretion, may change this protocol by providing in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent Plan Year or performance period, as applicable. In such event, such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Separation from Service Account. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account.

4.4	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6	Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (a) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (b) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, or (c) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

4.7	Benefits Not Contingent. Deferrals and credits for any Participants under this Plan are not conditioned (directly or indirectly) upon the Participant’s election to make (or not to make) deferrals under the 401(k) plan sponsored by the Company.

ARTICLE V
Employer Contributions

5.1	Discretionary Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, and with the Compensation Committee’s prior approval, credit a Discretionary Contribution to any Participant in any amount determined by the Participating Employer and the Compensation Committee. Such amounts are credited at the sole discretion of the Participating Employer and the Compensation Committee, and the fact that a Discretionary Contribution is credited in one year shall not obligate the Participating Employer or the Compensation Committee to continue to make such Discretionary Contributions in subsequent years. Neither the Participating Employer nor the Compensation Committee shall have any obligation to make any such contributions or to make them on a consistent basis among similarly-situated Eligible Employees. Any Discretionary Contributions credited to a Participant’s Account pursuant to this Section 5.1 shall be credited on a date or dates to be determined by the Participating Employer in its sole and absolute discretion, and with the Compensation Committee’s prior approval, and the crediting date or dates may be different for different Participants. Unless the context clearly indicates otherwise, a reference to Discretionary Contributions shall include Earnings attributable to such contributions. Discretionary Contributions will be credited to a Participant’s Separation from Service Account, unless the Participating Employer, in its discretion, elects in writing on or before the date on which the Participant obtains a legally binding right to such Discretionary Contribution (which election shall be irrevocable on such date) to credit the Discretionary Contribution to a Participant’s Specified Date Account.

5.2	Matching Contributions. A Participating Employer shall credit a Matching Contribution to a Participant whose matching contribution to such Participant’s 401(k) account is reduced because of, and to the extent of, his or her Deferrals in this Plan. Any Matching Contributions credited to a Participant’s Account pursuant to this Section 5.2 shall be credited on a date or dates to be determined by the Participating Employer in its sole and absolute discretion, and the crediting date or dates may be different for different participants. Unless the context clearly indicates otherwise, a reference to Matching Contributions shall include Earnings attributable to such contributions. Matching Contributions will be credited to a Participant’s Separation from Service Account, unless the Participating Employer, it is discretion, elects in writing on or before December 31 of the Plan Year prior to the Plan Year in which the Participating Employer makes the Matching Contribution (which election shall be irrevocable as of such December 31) to credit the Matching Contribution to a Participant’s Specified Date Account.

5.3	Vesting. A Participant shall be vested in his or her Discretionary Contributions described in Section 5.1 above in accordance with the vesting schedules established by the Participating Employer, in its sole and absolute discretion, and with the Compensation Committee’s prior approval, at the time such amount is first credited to the Participant’s Account under this Plan. :

A Participant shall be vested in his or her Matching Contributions described in Section 5.2 above, in accordance with the his or her Years of Service as follows:

Years of Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

In addition, in the event the Participating Employer does not specify a vesting schedule in connection with a contribution described in Section 5.1 above, such contribution shall vest in accordance with the Participant’s Years of Service pursuant to the schedule set forth above.

The Participating Employer may, at any time, in its sole and absolute discretion, and with the Compensation Committee’s prior approval, increase a Participant’s vested interest in a Discretionary Contribution or a Matching Contribution. Notwithstanding the foregoing, all Discretionary Contributions and all Matching Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed, (ii) the Disability of the Participant, or (iii) a Change in Control. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited.

ARTICLE VI
Benefits

6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)	Separation from Service Benefit. Upon the Participant’s Separation from Service other than by reason of his or her death or Disability, he or she shall be entitled to a Separation from Service Benefit. The Separation from Service Benefit shall be equal to the vested portion of the Participant’s Separation from Service Account and any Specified Date Account Balances for Specified Date Accounts with respect to which payments have not yet commenced. The Separation from Service Benefit shall be based on the value of that/those Account(s) as of the last day of the month in which the Participant’s Separation from Service occurs or, in the case of a Specified Employee, as of the first day of the seventh month following the month in which the Separation from Service occurs, or such later date as the Committee, in its sole discretion, shall determine. Payment of the Separation from Service Benefit will be made (or begin in the case of installments) on (i) the first day of the month following the month in which the Separation from Service occurs; or (ii) in the case of a Participant who is a Specified Employee, on the first day of the seventh month following the month in which the Separation from Service occurs. If the Separation from Service Benefit is to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date identified in the immediately preceding sentence. The Participant may not elect the taxable year of the distribution. The six-month delay for a Specified Employee does not apply if the Specified Employee dies or becomes Disabled.

(b)	Specified Date Benefit. If the Participant has established one or more Specified Date Accounts and has not experienced a Separation from Service prior to the date designated for distribution by the Participant at the time such Specified Date Account was established, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month of distribution designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made (or begin in the case of installments) in the month following the designated month of distribution. If the Specified Date Benefit is to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date identified in the immediately preceding sentence.

(c)	Disability Benefit. Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the vested portion of the Separation from Service Account and the unpaid balances of any Specified Date Accounts. The Disability Benefit shall be based on the value of the Accounts as of the last day of the month in which Disability occurs and will be paid in the following month. The Disability Benefit shall be paid in a single lump sum.

(d)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Separation from Service Account and the unpaid balances of any Specified Date Accounts. The payment date for the Death Benefit shall be the first Business Day of the month following the month in which the Participant’s death occurred, and the Account(s) will be valued as of the end of the month in which death occurred. The Death Benefit shall be paid in a single lump sum.

Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries in connection with the Plan. If a Participant names someone other than his or her spouse as a primary Beneficiary with respect to any portion of his or her Accounts, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. A Participant may change or revoke a Beneficiary designation by delivering to the Committee a new designation (or revocation). Any designation or revocation shall be effective only if it is received and accepted by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to any Employer on account of any payment made before the change is recorded. The last effective designation received and accepted by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable (i) to his or her surviving spouse, or (ii) if the Participant is not survived by his or her spouse, to his or her estate. A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

(e)	Change in Control Benefit. Notwithstanding anything in this Plan to the contrary, in the event a Participant experiences a Separation from Service within 2 years of a Change in Control, the Participant shall be entitled to a Change in Control Benefit. The Change in Control Benefit shall be equal to the value of the Separation from Service Account and the unpaid balances of any Specified Date Accounts on the last day of the month in which the Separation from Service occurs, or in the case of a Specified Employee, the first day of the seventh month following the month in which the Separation from Service occurs, or such later date as the Committee, in its sole discretion shall determine. The payment date for the Change in Control Benefit shall be (i) on the first Business Day of the month following the month in which the Separation from Service occurs; or (ii) in the case of a Participant who is a Specified Employee, on the first Business Day of the seventh month following the month in which the Separation from Service occurs. The Participant may not elect the taxable year of the distribution. The six-month delay for a Specified Employee does not apply if the Specified Employee dies or becomes Disabled.

(f)	Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Separation from Service Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee. No Participant may receive more than one distribution on account of an Unforeseeable Emergency in any Plan Year. A Participant who receives a distribution on account of an Unforeseeable Emergency, and who is still employed by an Employer shall be prohibited from making Deferrals for the remainder of the Plan Year in which the distribution is made.

(g)	Code Section 409A. Notwithstanding anything to the contrary contained in this Plan, (i) a Participant shall have no legally-enforceable right to, and a Participating Employer shall have no obligation to make, any payment to a Participant if having such a right or obligation would result in the imposition of additional taxes under Code Section 409A, and (ii) any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). If any payment is not made under the terms of this subsection (g), it is the Participating Employers’ present intention to make a similar payment to the Participant in a manner that will not result in the imposition of additional taxes under Code Section 409A, to the extent feasible.

6.2	Form of Payment.

(a)	Separation from Service Benefit.

(i)	A Participant who is entitled to receive a Separation from Service Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects an alternate form of payment on the initial Compensation Deferral Agreement upon which an allocation of Deferrals is made to the Separation from Service Account (or the initial Compensation Deferral Agreement that precedes the Plan Year in which a Discretionary Contribution or a Matching Contribution is allocated to the Separation from Service Account).

(ii)	Permissible alternate forms of payment for the Separation from Service Benefit are: (A) substantially equal annual installments over a period of two to ten years, as elected by the Participant, or (B) a lump sum payment of a designated percentage of the Separation from Service Benefit, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant.

(iii)	Notwithstanding anything else in this Plan to the contrary, to the extent that a Participant who is not a Director incurs a Separation from Service prior to when his or her attained age in years plus his or her Years of Service is equal to at least 60, and such Participant has elected a form of payment which is either (A) a partial lump sum followed by substantially equal annual installments of six or more, or (B) substantially equal installments of six or more (without a partial lump sum), the form of payment in effect for that Participant shall be the same as elected by the Participant except that the substantially equal annual installments shall be paid over five years.

(b)	Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the Account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to five years, as elected by the Participant.

Notwithstanding any Specified Date election of a Participant, if a Participant dies or Separates from Service before distributions with respect to a Specified Date Account have commenced, such amounts shall be paid in accordance with the form and time of payment applicable to the Participant’s Separation from Service Benefit or Death Benefit (as applicable). With respect to Specified Date Account Balances that have commenced to be paid in installment payments prior to the date of the Separation from Service, such Specified Date Accounts shall continue to be paid in accordance with the form of payment election applicable to the Specified Date Account.

(c)	Change in Control Benefit. In the event a Participant’s Separation from Service within 2 years of a Change in Control, he or she shall be entitled to a Change in Control Benefit. The Change in Control Benefit shall be equal to the value of the Participant’s Separation from Service Account and the unpaid balances of any Specified Date Accounts. The Change in Control Benefit shall be paid in a single lump sum and shall extinguish all of the Participant’s Accounts.

(d)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the value of the Participant’s Separation from Service Account and the unpaid balances of any Specified Date Accounts and shall be payable in a single lump sum. Payment of the Death Benefit shall extinguish all of the Participant’s Accounts.

(e)	Disability Benefit. In the event of the Participant’s Disability, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the value of the Participant’s Separation from Service Account and the unpaid balances of any Specified Date Accounts and shall be payable in a single lump sum. Payment of the Disability Benefit shall extinguish all of the Participant’s Accounts.

(f)	Small Account Balances. The Committee shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts (together with any amounts deferred under any other nonqualified deferred compensation plan that must be aggregated with the Plan Accounts pursuant to Treasury Regulations Section 1.409A-1(c)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan together with any plan with which the Plan Accounts must be aggregated as described above.

(g)	Rules Applicable to Installment Payments. If a Payment Schedule specifies substantially equal installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. If a lump sum equal to less than 100% of the Separation from Service Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum. The amount of each installment payment shall be determined by dividing (i) by (ii), where (i) equals the Account Balance as of the Valuation Date and (ii) equals the remaining number of installment payments. For purposes of this subsection (f), the term “Valuation Date” means a date that is on or around the payment commencement date and each subsequent anniversary thereof, as applicable, or such other date as the Committee, in its sole discretion, shall determine in a manner consistent with Code Section 409A.

For purposes of Article VI, installment payments will be treated as a single form of payment; provided, however, that in the event a Participant elects a lump sum payment equal to less than 100% of his or her Separation from Service Account or Specified Date Account, the partial lump sum payment shall at all times with respect to the amounts deferred be treated as a separate payment, and the installment payments for the balance of the Account shall, at all times with respect to the amounts deferred, be treated as a single payment.

6.3	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regulations Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treasury Regulations Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum, and such amounts will be subtracted from the Participant’s Accounts as specified in the Plan.

6.4	Distributions Treated as Made Upon a Designated Event. If the Company fails to make any distribution on account of any of the events listed in Section 6.1, either intentionally or unintentionally, within the time period specified in Section 6.2, but the payment is made within the same calendar year, such distribution will be treated as made within the time period specified in Section 6.2 pursuant to Treasury Regulations Section 1.409A-3(d). In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treasury Regulations Section 1.409A-3(g).

6.5	Deductibility. All amounts distributed from the Plan are intended to be deductible by the Company or a Participating Employer. If the Committee determines in good faith that all or a portion of any distribution will not be deductible by the Company or a Participating Employer solely by reason of the limitation under Section 162(m) of the Code, then such distribution to the Participant will be delayed until the first year in which it is deductible.

ARTICLE VII
Modifications to Payment Schedules

7.1	Participant’s Right to Modify. A Participant may modify any or all of the Payment Schedules with respect to the Participant’s Separation from Service Account or Specified Date Account(s), consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII and Code Section 409A.

7.2	Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3	Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII
Valuation of Account Balances; Investments

8.1	Valuation. Deferrals shall be credited to appropriate Accounts on or about the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Discretionary Contributions and Matching Contributions shall be credited at the time or times determined by the Committee in its sole discretion. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2	Adjustment for Earnings. Each Account will be adjusted to reflect Earnings on each Business Day. Adjustments shall reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with an investment option for each portion of the Account allocated to such option (“investment allocation”).

8.3	Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4	Investment Allocations. Notwithstanding anything else in this Plan to the contrary, a Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee in its reasonable discretion.

ARTICLE IX
Administration

9.1	Plan Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan, including the authority and ability to delegate administrative functions to a third party. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2	Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

9.3	Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a)	To interpret and determine the meaning and validity of the provisions of the Plan, and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan, or any amendment thereto;

(b)	To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c)	To cause one or more separate Accounts to be maintained for each Participant;

(d)	To cause Compensation Deferrals and deemed interest to be credited to Participants’ Accounts;

(e)	To establish and revise an accounting method or formula for the Plan;

(f)	To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(g)	To employ such counsel, agents, and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(h)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(i)	To arrange for periodic distribution to each Participant of a statement of benefits accrued under the Plan;

(j)	To publish a claims and appeal procedure satisfying the minimum standards of Section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(k)	To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(l)	To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

9.4	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer of the Company) immediately prior to the Change in Control (the “Ex-CEO”) shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

After a Change in Control, no member of the Committee may be removed (and/or replaced) by the Company without the consent of either (a) 2/3 of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances or (b) the Ex-CEO or, in the event the Ex-CEO is no longer a Plan Participant, his or her appointee who is a Plan Participant.

The Participating Employers shall, with respect to the Committee identified under this Section: (a) pay all reasonable expenses and fees of the Committee, (b) indemnify the Committee (including individuals serving as Committee members) in accordance with Section 9.6, and (c) supply full and timely information to the Committee on all matters related to the Plan, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.5	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.6	Indemnification. The Participating Employer shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.7	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.8	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X
Amendment and Termination

10.1	Termination. Each Participating Employer intends to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Participating Employers, and the Participating Employers do not guarantee to continue the Plan. Accordingly, each Participating Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Eligible Employees, by action of its Board of Directors or other similar governing body. Upon the termination of the Plan with respect to any Participating Employer, the participation of the affected Participants who are employed by that Participating Employer shall terminate. However, after the Plan termination, the Account Balances of such Participants shall continue to be credited with Deferrals attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Article VIII. The investment options available to Participants following the termination of the Plan shall be comparable in number and type to those investment options available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix), a Participating Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Participating Employer deemed necessary to comply with the applicable requirements and limitations of Treasury Regulations Section 1.409A-3(j)(4)(ix).

10.2	Amendments.

(a)	A Participating Employer, by action taken by its Board of Directors or similar governing body, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a Separation from Service on such date), or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement, without the consent of the Participant. The Compensation Committee shall have the authority to amend the Plan without the consent of the Board of Directors (or other similar governing body) of any Participating Employer for the purpose of (i) conforming the Plan to the requirements of law (which amendments, notwithstanding any provisions in this Section 10.2 to the contrary, may also be made without the consent of any Participant), (ii) facilitating the administration of the Plan, (iii) clarifying provisions based on the Compensation Committee’s interpretation of the document and (iv) making such other amendments as the Board of Directors of the Company may authorize.

(b)	Notwithstanding anything to the contrary in the Plan, if and to the extent the Compensation Committee shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Code Section 409A, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Compensation Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Employers) or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:

(i)	Any amendment or modification of the Plan to conform the Plan to the requirements of Code Section 409A or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).

(ii)	Any cancellation or termination of any unvested interest in a Participant’s Accounts without any payment to the Participant.

(iii)	Any cancellation or termination of any vested interest in any Participant’s Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.

(iv)	Any such amendment, modification, cancellation, or termination of the Plan that may adversely affect the rights of a Participant without the Participant’s consent.

ARTICLE XI
Informal Funding

11.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, Director, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employers.

11.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employers or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII
Claims

12.1	Claim Procedure. A Participant or a beneficiary (the “Claimant”) must file with the Committee a written claim for benefits if the Claimant believes he or she has not received the benefits he or she is entitled to receive. Any such claim must be filed within 90 days after the first date the Claimant knew or should have known of such a failure. Any claim filed after such time will be untimely.

(a)	In General. The Committee must render a decision on the claim within 90 days of the Claimant’s written claim for benefits, provided that the Committee, in its discretion, may determine that an additional 90-day extension is warranted if it needs additional time to review the claim due to matters beyond the control of the Committee. In such event, the Committee shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision.

(b)	Disability Benefits. Notice of denial of a Disability Benefit will be provided within 45 days of the Committee’s receipt of the Claimant’s claim for a Disability Benefit. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45 day period. Such extension period may not exceed 30 days. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30 day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30 day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline

(c)	Contents of Notice. If a Claimant’s request for benefits is denied, the notice of denial shall be in writing and shall contain the following information:

(i)	The specific reason or reasons for the denial in plain language;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the claims review procedures and the time limits applicable to such procedures; and

(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(vi)	In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision.

12.2	Appeal.

(a)	In General. A Claimant dissatisfied with the Committee’s decision must file a written appeal to the Committee within 60 days after Claimant’s receipt of the decision or deemed denial. Any claim filed more than 60 days after Claimant’s receipt of the decision will be untimely. The Claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the Claimant’s appeal. The Claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the Claimant’s written appeal, provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision.

(b)	Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If the Claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the Claimant of such denial. The written notice shall include the following information:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim; and

(iv)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(v)	For the denial of a Disability benefit, the notice will also include a statement that the Committee will provide, upon request and free of charge, (A) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (B) any medical opinion relied upon to make the decision and (C) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

12.3	Relevance. For purposes of Section 12.1 and Section 12.2, documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information:

(a)	were relied upon in making the benefit determination;

(b)	were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

(c)	demonstrate compliance with the administrative processes and safeguards required pursuant to Section 12.1 and Section 12.2 regarding the making of the benefit determination.

12.4	Claims Appeals Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. After a Change in Control, no member of the Committee may be removed (and/or replaced) by the Company without the consent of either (a) 2/3 of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances or (b) the Ex-CEO or, in the event the Ex-CEO is no longer a Plan Participant, his or her appointee who is a Plan Participant.

12.5	Constructive Denial. If the Claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

12.6	Six Month Deadline for Filing Suit. A claimant dissatisfied with the Committee’s decision upon review must file any lawsuit challenging that decision no later than six months after the Committee mails the notice of denial or a Constructive Denial occurs. Any suit brought more than six months after the denial or Constructive Denial shall be deemed untimely. In ruling on any such suit, the Court shall uphold the Committee’s determinations unless they constitute an abuse of discretion or fraud. No Claimant may institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he first has exhausted the procedures set forth in Sections 12.1 and 12.2.

12.7	Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

12.8	Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Participating Employers.

12.9	Eligibility to Participate. No member of the Committee who also is an Eligible Employee shall be excluded from participating in the Plan, but as a member of the Committee, he or she shall not be entitled to act or pass upon any matters pertaining specifically to his or her own Account.

12.10	Indemnification. Each of the Participating Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

ARTICLE XIII
General Provisions

13.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

A Participating Employer may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting such Participating Employer without the consent of the Participant.

13.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of a Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved.

13.3	No Guarantee of Tax Consequences. While the Plan is intended to provide tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral will be achieved. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Code Section 409A). No Participating Employer or any of their directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes. No Participating Employer makes any representations or warranties as to the tax consequences to a Participant or a Participant’s Beneficiary(ies) resulting from a deferral of income pursuant to the Plan.

13.4	Rights and Duties. Under no circumstances will any Participating Employer, the Compensation Committee or the members of the Compensation Committee, the Committee or the members of the Committee be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

13.5	No Effect on Service. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of a Participating Employer or the Committee, shall be held or construed to confer upon any individual: (a) any right to be continued as an employee or (b) upon dismissal, any right or interest in any specific assets of any Participating Employer or the Committee other than as provided in the Plan. Each Participating Employer expressly reserves the right to discharge any employee at any time, with or without cause. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and any Participating Employer.

13.6	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

UNIVERSAL TECHNICAL INSTITUTE, INC.
ATTN: GENERAL COUNSEL
20410 NORTH 19TH AVENUE, SUITE 200
PHOENIX, ARIZONA 85027

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.7	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.8	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.9	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored to the extent permitted by Code Section 409A.

13.10	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (a) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (b) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Participating Employers, and the Plan from further liability on account thereof.

13.11	Governing Law. To the extent not preempted by ERISA, the laws of the State of Arizona shall govern the construction and administration of the Plan.

13.12	Compliance with Code Section 409A. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted, to the extent possible, to comply with Code Section 409A.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 18th day of March, 2010, to be effective as of the Effective Date.

COMPANY:

Universal Technical Institute, Inc.

By:       Gail Paul       (Print Name)

Its:       VP Total Rewards & Compliance Svcs (Title)

      /s/ Gail Paul— (Signature)